Exhibit 99.1

Silverstar Holdings, Ltd.
Clarendon House
Church Street
Hamilton HM CX
Bermuda

February 23, 2007

Holders of the Variable Rate
Secured Convertible Debentures

Re:	Amendment of Variable Rate Secured Convertible Debentures

Ladies and Gentlemen:

        Reference is made to: (i) the Silverstar Holdings, Ltd. (“Silverstar”) Variable Rate Secured Convertible Debentures due October 31, 2008 with an Original Issue Date of October 31, 2005 (the “2005 Debenture”) and (ii) the Silverstar Variable Rate Secured Convertible Debentures due October 31, 2008 with an Original Issue Date of October 19, 2006 (the “2006 Debenture” and together with the 2005 Debenture, the “Debentures”). Capitalized terms used but not defined herein have the definitions assigned to them in the Debentures.

        The definition of the term “Monthly Redemption Date” in each of the Debentures is hereby amended to read as follows:

        ““Monthly Redemption Date” means the 1st of each month, commencing May 1, 2007 and ending upon the full redemption of this Debenture.”

        Except as specifically modified herein, all of the terms, provisions and conditions of the Debentures and all other Transaction Documents shall remain in full force and effect and the rights and obligations of the parties with respect thereto shall, except as specifically provided herein, be unaffected by this Amendment and shall continue as provided in the Transaction Documents and shall not be in any way changed, modified or superseded by the terms set forth herein. This letter agreement shall not constitute a novation or satisfaction and accord of any Transaction Document.

        On or before the 3rd Trading Day following the date hereof, Silverstar hereby agrees to file a Current Report on Form 8-K with the Commission, reasonably acceptable to the Holder disclosing the material terms of this letter agreement, which shall include this letter as an attachment thereto. This letter agreement may be executed in counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

Agreed to and accepted the date first written above. DKR SOUNDSHORE OASIS HOLDING FUND LTD. By: _________________________________ Name: Title:	SILVERSTAR HOLDINGS, LTD. By: _________________________________ Name: Title: